 GLOBALSTAR ANNOUNCES SECOND QUARTER 2018 RESULTS

Covington, LA, August 2, 2018 - Globalstar, Inc. (NYSE American: GSAT) today announced its financial results for the quarter ended June 30, 2018.

Jay Monroe, Chairman and Chief Executive Officer of Globalstar, commented, “As disclosed yesterday, Globalstar, following the unanimous recommendation of its Special Committee of independent directors, and Thermo terminated the proposed merger agreement by mutual written agreement. While I believe that this merger would have positioned Globalstar more strongly for the future, this transaction is no longer the path forward. Instead, we will continue to run the satellite business on a standalone basis. While we remain focused on Globalstar's satellite business and spectrum, if the opportunity to strengthen the Company and enhance shareholder value through a strategic transaction arises, we will consider it."

Mr. Monroe continued, "We continue to improve the financial and operating results of our satellite business, while pursuing various international regulatory and 3GPP approvals. During the second quarter, Globalstar increased total revenue by 20% with increases in both service revenue and subscriber equipment sales in core product categories. While ARPU has been climbing consistently for several quarters, we also increased subscriber equipment sales this quarter with the recent launch of three new products. We have experienced positive market reception to these products, with the strongest response coming from our SmartOne SolarTM IoT device. The success of this solar-powered asset tracking product resulted in significant back-orders at the end of the quarter, while still contributing to the narrowing of our net loss and a 37% increase in Adjusted EBITDA over the prior year's second quarter."

SECOND QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the second quarter of 2018 increased by $5.6 million, or 20%, from the second quarter of 2017. This increase resulted primarily from higher service revenue and subscriber equipment sales across all core revenue streams.

Service revenue increased $3.7 million, or 15%, in the second quarter of 2018 compared to the second quarter of 2017. The majority of this increase resulted from higher SPOT service revenue, which grew $2.7 million due to increases in ARPU and average subscribers. ARPU, which increased 19% following rate plan changes, was the main component of this growth, contributing $2.2 million to the service revenue increase. A 4% increase in the average SPOT subscriber base, resulting from growth in both legacy and new product customers, also positively impacted service revenue when compared to the second quarter of 2017. Higher Duplex and Simplex service revenue of $0.8 million and $0.7 million, respectively, further contributed to the total service revenue increase.

Subscriber equipment sales revenue increased $1.9 million, or 50%, following the introduction of new products during 2018, including the successful launch of a new commercial IoT Simplex product that alone contributed $2.0 million to equipment revenue during the second quarter. As anticipated, sales of certain legacy products, particularly in the Duplex and SPOT channels, declined during the quarter following the launch of next-generation devices largely offsetting the revenue generated from these product introductions. The Company is working through certain product availability and mass production issues that will need to be solved before Duplex and SPOT equipment revenue grows in proportion to the demand the Company is experiencing for these products.

Operating Income (Loss)

Operating income (loss) improved $14.4 million from a loss of $12.4 million in the second quarter of 2017 to income of $2.0 million in the second quarter of 2018. This change was due primarily to a $5.6 million increase in total revenue (for reasons previously discussed) and a $8.8 million decrease in operating expenses. A decrease in expense of $20.5 million was recorded during the quarter relating to a previously recorded contract termination charge. Partially offsetting this decrease was a $6.5 million increase in marketing, general and administrative (MG&A) expenses primarily from higher costs to support the proposed merger with Thermo Acquisitions, Inc. that was announced in April 2018 and terminated in July 2018. A $3.3 million increase in depreciation, amortization and accretion expense also contributed to the increase in operating expenses as a portion of the costs from our upgraded ground infrastructure was placed into service during the second quarter commensurate with the launch of our Sat-Fi2TM device. Cost of services and cost of subscriber equipment sales were also up from the second quarter of 2017 by $0.5 million and $1.4 million, respectively.

Net Loss

Net loss decreased $91.7 million during the second quarter of 2018 due primarily to a lower non-cash derivative loss of $75.0 million. Changes in the Company's stock price and volatility assumptions were the primary factors of the derivative adjustments recorded during the respective quarters. Also contributing to the decrease in net loss was an accrual for the settlement of a business economic loss claim reached during the second quarter of 2018 and expected to be paid in equal installments in January 2019 and 2020.

Adjusted EBITDA

Adjusted EBITDA increased 37% to $11.2 million during the second quarter of 2018 primarily from a $5.6 million increase in total revenue, offset partially by a $2.6 million increase in total operating expenses (excluding EBITDA adjustments). Driving this improvement was an increase in service revenue and equipment margin, offset partially by an increase in cost of services and MG&A expenses due to higher network and subscriber acquisition costs.

CONFERENCE CALL
The Company will conduct an investor conference call on August 2, 2018 at 5:00 p.m. ET to discuss its second quarter 2018 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/corporate. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 708-4540 (US and Canada), 1 (847) 619-6397 (International) and use the participant pass code 47222669.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on August 2, 2018. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4722 2669#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Samantha DeCastro
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Revenue:
Service revenue	$27,995	$24,301
Subscriber equipment sales	5,731	3,822
Total revenue	33,726	28,123
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,526	9,036
Cost of subscriber equipment sales	4,170	2,778
Marketing, general and administrative	15,944	9,473
Revision to contract termination charge	(20,478)	—
Depreciation, amortization, and accretion	22,616	19,275
Total operating expenses	31,778	40,562
Operating income (loss)	1,948	(12,439)
Other income (expense):
Gain on equity issuance	—	1,964
Interest income and expense, net of amounts capitalized	(10,305)	(8,850)
Derivative loss	(2,059)	(77,130)
Gain on legal settlement	6,779	—
Other	(3,351)	(2,173)
Total other income (expense)	(8,936)	(86,189)
Loss before income taxes	(6,988)	(98,628)
Income tax expense	24	106
Net loss	$(7,012)	$(98,734)

Net loss per common share:
Basic	$(0.01)	$(0.09)
Diluted	(0.01)	(0.09)
Weighted-average shares outstanding:
Basic	1,263,372	1,128,985
Diluted	1,263,372	1,128,985

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2018	2017
Net loss	$(7,012)	$(98,734)

Interest income and expense, net	10,305	8,850
Derivative loss	2,059	77,130
Income tax expense	24	106
Depreciation, amortization, and accretion	22,616	19,275
EBITDA	27,992	6,627

Non-cash compensation	1,749	1,426
Foreign exchange and other	3,290	1,864
Debt modification third party fees	—	238
Gain on equity issuance	—	(1,964)
Merger-related costs	5,427
Revision to contract termination charge	(20,478)	—
Gain on legal settlement	(6,779)	—
Adjusted EBITDA (1)	$11,201	$8,191

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. In connection with the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, the Company has not recast Adjusted EBITDA in prior periods.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2018		2017
	Service	Equipment	Service	Equipment
Revenue
Duplex	$10,134	$750	$9,322	$612
SPOT	13,868	1,908	11,193	1,815
Simplex	3,216	2,846	2,526	1,072
IGO	216	136	376	330
Other	561	91	884	(7)
	$27,995	$5,731	$24,301	$3,822

Average Subscribers
Duplex	67,456		72,290
SPOT	293,659		282,826
Simplex	345,749		300,459
IGO	25,988		37,162

ARPU (1)
Duplex	$50.08		$42.98
SPOT	15.74		13.19
Simplex	3.10		2.80
IGO	2.77		3.37

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers. In connection with the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, the Company has not recast revenue or ARPU in prior periods.